Tonix Pharmaceuticals Holding Corp. 10-Q

Exhibit 10.02

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

Execution Copy

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated June 11, 2020 (the “Effective Date”), is entered into by and among Trigemina Holdings, Inc., a Delaware corporation (“Seller”), Tonix Pharmaceuticals, Inc., a Delaware corporation (“Buyer”) and, solely for the purposes of Section 6.1, each of the Executive Shareholders (as defined below).

Background

WHEREAS, Seller, together with its Affiliates, are the sole owner of the Purchased Assets (as defined below); and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities (as defined below), all as more specifically provided herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions

All terms not defined below are as defined elsewhere in this Agreement.

“Affiliate” means any Person that directly or indirectly Controls, is Controlled by or is under common Control with another Person. A Person will be deemed to “Control” another Person if it has the power to direct or cause the direction of the other Person, whether through ownership of securities, by contract or otherwise.

“Applicable Laws” means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, regulations, rules, ordinances, regulatory policies, codes, guidelines, official directives, orders, rulings, judgments and decrees of any Governmental Authority.

“Assignment and Assumption Agreement” shall have the meaning in Section 6.10.

“Assumed Liabilities” means the Stanford License and any Liabilities of the Seller arising after the Closing Date under the Transferred Contracts.

“Buyer Indemnified Parties” shall have the meaning in Section 8.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, USA, are permitted or required to close by law or regulation.

“Cap” shall have the meaning in Section 8.3.

“Cash Consideration” shall have the meaning in Section 3.1.

“Closing” shall have the meaning in Section 3.4.

“Closing Date” shall have the meaning in Section 3.4.

“Compounds” means [***] and any and all other compounds owned, controlled or being developed by Seller.

“Confidential Information” shall have the meaning in Section 6.1(a).

“Corporation” shall have the meaning in Section 3.2.

“Encumbrance” means any mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

“Equity Consideration” shall have the meaning in Section 3.1.

“Excluded Liabilities” means any and all Liabilities of Seller that are not expressly included in the definition of Assumed Liabilities, including, but not limited to:

(a)       any and all Liabilities arising prior to or on the Closing Date under the Transferred Contracts;

(b)       any and all Liabilities of Seller with respect to taxes;

(c)       any and all Liabilities arising out of or otherwise relating to the employment or service of any Person, including Seller’s officers and directors, by Seller;

(d)       any and all Liabilities of Seller under this Agreement or incurred in connection with the negotiation or consummation of this Agreement; and

(e)       any and all Liabilities of the Seller arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date.

“Executive Shareholders” means each of Michael C. Scaife, Ph.D., Taylor Rooke and Dr. Shashidhar Kori.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“Fundamental Representations” shall have the meaning in Section 8.3.

“Governmental Authority” means any court, governmental agency, department or commission or other governmental authority or instrumentality, including, but not limited to, the FDA.

“Indemnified Party” shall have the meaning in Section 8.6(a).

“Indemnifying Party” shall have the meaning in Section 8.6(a).

“Intellectual Property Rights” means all right, title and interest of Seller in and to (a) the Patents, (b) the Trademarks, (c) the Know-How, (d) the Technical Information and (e) any copyrights and other intellectual property related to any of the foregoing, the Compounds, the Products, or the Nasal Delivery Technology.

“Know-How” means any of Seller’s know-how, show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, materials, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, in each case, related to the Compounds, the Products, or the Nasal Delivery Technology.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

“Losses” means, collectively, any and all damages, losses, taxes, Liabilities, claims judgments, penalties, costs and expenses (including reasonable legal fees and expenses); provided that, except in the event of Third Party Claims, “Losses” shall not include punitive, incidental, consequential, special or indirect damages.

“Nasal Delivery Technology” means Seller’s proprietary technology allowing for nasal-cerebral drug delivery.

“Parent” means Tonix Pharmaceuticals Holding Corp.

“Parties” means collectively the Seller and Buyer.

“Party” means either the Seller or Buyer.

“Patents” means (a) U.S. Patent #s [***] and (b) all other patents and patent applications owned or controlled by Seller relating to or that cover, in whole or part, the Compounds, the Products, the Nasal Delivery Technology and/or the development, manufacture, composition, use, distribution, marketing, promotion, sale, administration or formulation of the Compounds, the Products, and the Nasal Delivery Technology and, in the case of both (a) and (b) any substitutions, extensions, additions, registrations, reissues, reexaminations, renewals, national phase applications, divisions, continuations, continuations-in-part or supplementary protection certificates thereof, and all foreign counterparts of any of the foregoing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Product” means any pharmaceutical product that incorporates any of the Compounds.

“Purchase Price” shall have the meaning in Section 3.1.

“Purchased Assets” means:

(a)        the Intellectual Property Rights;

(b)       the Transferred Contracts;

(c)       all rights under any executory contract to which the Seller is a party related to the research, development, manufacture or commercialization of the Compounds or Products, the Nasal Delivery Technology or to the Intellectual Property Rights, including, without limitation, any license agreement, security agreement, indemnity agreement, subordination agreement, mortgage, equipment lease and other lease or sublease (whether or not capitalized), conditional sale or title retention agreement and any purchase order from any customer;

(d)        any inventories of Compound, Product or other supplies, equipment and other tangible assets used in connection with the development of the Compounds, Products, or Nasal Delivery Technology;

(e)       all authorizations, consents, approvals, licenses, orders, permits and exemptions of, and filings or registrations with, any Governmental Authority, to the extent transferable by the Seller;

(f)       all books, records, files and papers relating to, or necessary to the conduct of, the Seller’s business (other than Seller’s tax returns, minute books and other company records);

(g)       all rights and claims of the Seller, whether mature, contingent or otherwise, against any Person, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors, claims for refunds, rights of off-set and credits of all kinds and all other general intangibles; provided, however, that such rights and claims shall not include any rights and claims of Seller under this Agreement;

(h)       the benefit of coverage provided by all current and expired insurance policies of Seller to the extent they relate to any of the Purchased Assets or Assumed Liabilities; and

(i)       all other assets owned by Seller used or useful in the research, development, manufacture, or commercialization of the Compounds, Products, or Nasal Delivery Technology, whether or not reflected on the books and records of the Seller.

“Restricted Field” shall have the meaning in Section 6.1(b).

“Restricted Period” shall have the meaning in Section 6.1(b).

“Seller Indemnified Parties” shall have the meaning in Section 8.2.

“Stanford” means The Board of Trustees of the Leland Stanford Junior University.

“Stanford License” means that certain Amended and Restated Exclusive License Agreement dated November 30, 2007, as amended, by and between Seller Stanford.

“Stanford Payment” shall have the meaning in Section 3.1.

“Support Agreement” shall have the meaning in Section 3.2.

“Support Agreement Legend” shall have the meaning in Section 3.2.

“Technical Information” means data and other information related to the Compounds, the Products, or the Nasal Delivery Technology that is necessary and useful for the further research, development, manufacture, commercialization, and/or registration of Compounds, Products or the Nasal Delivery Technology, that is owned by Seller or otherwise controlled by Seller, and that exists as of the Closing Date, including, without limitation, all INDs, correspondence with FDA or other governmental authorities, clinical data, pre-clinical data, adverse event data, pharmaceutical development reports, formulations and other medical and technical information.

“Third Party” means any legal Person, entity or organization other than Buyer, Seller or an Affiliate of either Party.

“Third Party Claim” shall have the meaning in Section 8.6(b).

“Tonix Stock” means the common stock of Parent, which is the parent company of Buyer.

“Trademarks” means all rights with respect to (a) the “Trigemina, Inc.” trademark, trade name and related logo, (b) the trigemina.com domain name and (c) any and all other trademarks, service marks, service names, trade names, internet domain names, brand marks, brands, trade dress, package designs, product inserts, labels, logos and associated artwork owned by Seller, including any and all applications or registrations for any of the foregoing, and extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto.

“Transferred Contracts” means (a) the Stanford License and (b) the contracts listed on Exhibit A.

Section 1.2            Interpretation. When used in this Agreement the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.” Any terms defined in the singular will have a comparable meaning when used in the plural, and vice-versa.

Section 1.3            Currency. All currency amounts referred to in this Agreement are in United States Dollars, unless otherwise specified.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

Section 2.1            Purchase and Sale. Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts, all right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.

Section 2.2            Assumption of Assumed Liabilities; Excluded Liabilities. Buyer hereby assumes only the Assumed Liabilities. Buyer will not assume or be liable for any of the Excluded Liabilities.

Section 2.3            Deliveries. Within three (3) Business Days after the Closing Date, Seller will deliver to Buyer (a) any tangible materials included in the Purchased Assets and (b) copies (in the format in which they are maintained by Seller) of all books, records, data, contracts, files, patents, patent applications, trademarks, trademark files, and other information included in the Purchased Assets.

ARTICLE 3
FINANCIAL TERMS

Section 3.1            Purchase Price. As consideration for the Purchased Assets, in addition to Buyer’s assumption of the Assumed Liabilities, Buyer shall at the Closing, (a) (i) pay to Seller an amount equal to Seven Hundred Seventy-Four Thousand Seven Hundred and Fifty Nine Dollars ($774,759) by wire transfer of immediately available funds to the account designated by Seller by written Notice to Buyer, such written Notice to be provided at least five Business Days prior to the Closing Date (such amount, the “Cash Consideration”) and (ii) issue an aggregate of Two Million shares of Tonix Stock, subject to Section 3.2 (the “Equity Consideration”); and (b) pay to Stanford an amount equal to Two Hundred Fifty Thousand Two Hundred Forty One Dollars ($250,241), subject to Section 6.10 (such amount, the “Stanford Payment”). The Cash Consideration, the Equity Consideration and the Stanford Payment together shall be referred to herein as the “Purchase Price”.

Section 3.2            Tonix Stock. Any shares of Tonix Stock to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. Any shares of Tonix Stock to be issued pursuant to this Agreement will be subject to a lock-up period ending on the date that is twelve (12) months after the date on which such shares are issued. Such lock-up period is binding on transferees of such shares. As a condition to the issuance of any Tonix Stock, Seller shall require, after the Closing, each Person being issued Tonix Stock to execute a Lock-Up Agreement in the form attached hereto as Exhibit B. In addition, the Seller shall enter into the Voting Agreement substantially in the form attached hereto as Exhibit C (the “Support Agreement”), which will, among other things, limit the rights of the Seller or any transferee to vote the shares represented thereby. The Seller understands that the Tonix Stock will include the following legend (the “Support Agreement Legend”):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ALL THE TERMS OF A SUPPORT AGREEMENT ENTERED INTO AS OF JUNE 11, 2020, BY AND AMONG TONIX PHARMACEUTICALS HOLDING CORP. (THE “CORPORATION”), AND THE HOLDER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH AGREEMENT, AMONG OTHER THINGS, LIMITS THE RIGHT OF THE HOLDER OR ANY TRANSFEREE TO VOTE THE SHARES REPRESENTED HEREBY.

Section 3.3            Taxes. Each Party agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with Applicable Law and with the terms of this Agreement, and agrees not to take any position inconsistent therewith on any tax return, in any tax refund claim, in any litigation or otherwise. Each Party will bear fifty percent (50%) of any transfer, sales, value added, or stamp duty taxes payable in connection with the transactions contemplated hereby. Buyer shall have no obligation, however, for any capital gains or other income taxes owed by Seller as a result of the transaction.

Section 3.4            Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via virtual closing by the exchange of documents by PDF or other electronic means, at 10:00 a.m. New York time on the date hereof, or such other time and place as Buyer and Seller may agree to in writing (the “Closing Date”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

Section 4.1            Organization; Authority; Execution and Delivery. Seller is a corporation, duly organized, validity existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been validly authorized by all necessary action on the part of Seller. This Agreement has been executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, will constitute the legal and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Section 4.2            Reserved.

Section 4.3            Consents; No Violation, Etc. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby (including the transfer of the Purchased Assets to Buyer) and the compliance with the terms hereof will not: (i) assuming the accuracy of the representations of the Buyer set forth in Section 5.2, violate any Applicable Law applicable to Seller, (ii) conflict in any material respect with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Seller, (iii) conflict in any material respect with or violate in any material respect any Transferred Contract or any other contract to which Seller is a party or by which it is otherwise bound or (iv) require Seller to obtain any approval, authorization, consent, license, exemption, filing or registration from or with any court, arbitrator, Governmental Authority or pursuant to any material contract by which Seller is bound or that otherwise relates to any of the Purchased Assets, the Compound, the Product, or the Nasal Delivery Technology.

Section 4.4            Litigation. To Seller’s knowledge after due inquiry, there are no claims, suits, actions or other proceedings pending or threatened against Seller at law or in equity before or by any Governmental Authority, domestic or foreign, involving or related to the Purchased Assets or which may in any way adversely affect the performance of Seller’s obligations under this Agreement or the transactions contemplated hereby.

Section 4.5            Title to Purchased Assets. Immediately prior to the transfer of the Purchased Assets to Buyer, Seller and its Affiliates are the sole and exclusive owners of, have good and valid title to all of the Purchased Assets, free and clear of all Encumbrances. To Seller’s knowledge, no Third Party holds any license, option, reversionary interest or other right with respect to any of the Purchased Assets or the Product.

Section 4.6            Transferred Contracts. Seller has delivered to Buyer complete copies of each of the Transferred Contracts, including any and all amendments thereto and (i) each Transferred Contract is valid, binding and enforceable on Seller (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether considered in a proceeding in equity or at law) and is in full force and effect, (ii) neither Seller (nor to Seller’s knowledge, any other party to a Transferred Contract) is in material breach, violation of or default under any Transferred Contract and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and (iii) no consent of any Person is required in connection with the assignment of the Transferred Contracts to Buyer pursuant to this Agreement.

Section 4.7            Compliance with Applicable Law. The research and development of the Compounds, the Products, and the Nasal Delivery Technology has at all times been conducted in compliance with all applicable Government Rules.

Section 4.8            Intellectual Property. To Seller’s knowledge, all of the Intellectual Property Rights are valid, enforceable and in full force and effect. To Seller’s knowledge, the use of the Compounds, the Products, and the Nasal Delivery Technology in connection with the research, development, manufacture, use, sale and commercialization of any Compounds, Products, or Nasal Delivery Technology does not infringe, misappropriate or violate any patent, copyright, trade secret or other intellectual property right of any Third Party. Seller has not received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation in the Territory (including any such claim that Seller must license or refrain from using any intellectual property rights relating to the Compounds, the Products or the Nasal Delivery Technology).

Section 4.9            No Other Product-Related Assets. The Purchased Assets constitute substantially all of the assets of Seller. Except for the Purchased Assets, neither Seller nor any of its Affiliates holds any ownership, license, option, right of reference or other right or interest in or to any patent, copyright, trade secret, trademark, data, know-how, contractual right or other tangible or intangible asset that is necessary or useful for the development or commercialization of the Compound, Product, or Nasal Delivery Technology.

Section 4.10        Taxes. Seller does not have any Liability with respect to any taxes for which Buyer would reasonably be expected to become liable or that would reasonably be expected to adversely affect Buyer’s right to use and enjoy any of the Purchased Assets, free and clear of any Encumbrances, including liens for Taxes.

Section 4.11        No Brokers. Neither Seller nor any of its Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder or other agent (exclusive of professional fees to lawyers and accountants) with respect to this Agreement for which Buyer could become liable or obligated or which could result in an Encumbrance being filed against any of the Purchased Assets.

Section 4.12        No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Article 4, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Closing Date as follows:

Section 5.1            Organization; Authority; Execution and Delivery. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been authorized by all necessary action on the part of Buyer. This Agreement has been executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing regardless) of whether considered in a proceeding in equity or at law.

Section 5.2            Consents; No Violations, Etc. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby (including the transfer of the Purchased Assets to Buyer) and the compliance with the terms hereof will not: (i) violate any Applicable Law applicable to Buyer or Parent, (ii) conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Buyer or Parent, (iii) conflict with or violate any contract to which Buyer, Parent or any of their respective Affiliates is a party or by which it is otherwise bound or (iv) require Buyer, Parent or any of their respective Affiliates to obtain any approval, authorization, consent, license, exemption, filing or registration from or with any court, arbitrator, Governmental Authority or pursuant to any contract by which Buyer or any of its Affiliates is bound.

Section 5.3            No Brokers. Neither Buyer, Parent nor any of their respective Affiliates has any Liability or obligation to pay any fees or commissions to any broker, finder or other agent (exclusive of professional fees to lawyers and accountants) with respect to this Agreement for which Seller could become liable or obligated.

Section 5.4            Litigation. To Buyer’s knowledge, there are no claims, suits, actions or other proceedings pending or threatened against Buyer, Parent or any of their respective Affiliates at law or in equity before or by any Governmental Authority, domestic or foreign, which may in any way adversely affect the performance of Buyer’s obligations under this Agreement or the transactions contemplated hereby.

Section 5.5            No Other Representations or Warranties. Except for the representations and warranties of Buyer expressly set forth in this Article 5, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE 6
OTHER AGREEMENTS

Section 6.1            Restrictive Covenants. As a material inducement for Buyer to enter into this Agreement, Seller and each Executive Shareholder agree to the covenants and restrictions set forth below in this Section 6.1, and Seller and each Executive Shareholder hereby acknowledge and agree that Buyer would not execute and deliver this Agreement and consummate the transactions contemplated hereby in the absence of such covenants by Seller and the Executive Shareholders.

(a)                Seller and the Executive Shareholders: (i) shall not, directly or indirectly, disclose or use or otherwise exploit for their own benefit or for the benefit of any other Person, any of the Know-How, Technical Information or other non-public information included in the Purchased Assets (collectively, “Confidential Information”) and (ii) shall safeguard any Confidential Information in their possession or control by all reasonable measures. Seller and each Executive Shareholder acknowledge and agree that any and all Confidential Information will be, as of the Closing Date, the exclusive property of Buyer.

(b)               For a period of three (3) years from the Closing Date (the “Restricted Period”), Seller and each Executive Shareholder shall not (whether directly or through any Affiliate, licensee or other Third Party) develop, assist in the development, sell, market or commercialize any products or therapies containing oxytocin, noiciceptin or any derivatives thereof (the “Restricted Field”)

(c)                Each Executive Shareholder further agrees that, during the Restricted Period, he will not directly or indirectly, serve as director, consult with, provide services to, own any interest in or otherwise provide finances to any Person that is engaged in the Restricted Field (other than ownership of stock or other securities in a publicly traded entity).

(d)               During the Restricted Period, Seller and each Executive Shareholder shall not solicit for employment or other engagement any employee or agent of Buyer or any of its Affiliates.

Section 6.2            Seller’s Name. Within thirty (30) Business Days after the Closing Date, Seller shall (a) amend its Certificate of Incorporation to a name not containing the word “Trigemina” or any term confusingly similar thereto and (b) abandon any and all fictitious business name filing(s) for any name that includes “Trigemina” or any term confusingly similar thereto.

Section 6.3            Bulk Sales. Seller shall use best efforts to comply with the provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction shall be treated as Excluded Liabilities.

Section 6.4            Reserved.

Section 6.5            Reserved.

Section 6.6            Risk of Loss. The risk of loss with respect to any Purchased Asset will remain with Seller unless and until the Closing has been consummated in accordance with the terms of this Agreement. The Closing shall be deemed effective for all purposes as of 12:01 A.M., Eastern Time, on the first day following the Closing Date.

Section 6.7            Reserved.

Section 6.8            Reserved.

Section 6.9            Further Assurances. Each Party, upon the request of the other Party and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement.

Section 6.10        Stanford License. The Parties have negotiated and agreed upon a Settlement, Assignment and Assumption Agreement with Stanford (“Assignment and Assumption Agreement”) providing for: (a) the payment by Buyer of One Hundred Seventy-Five Thousand Two Hundred Forty One Dollars ($175,241) in order to settle all outstanding and past due amounts under the Stanford License; (b) the payment by Buyer of the Seventy-Five Thousand Dollars ($75,000) assignment fee as required in order to assign the Stanford License; (c) the assignment and assumption of the Stanford License by Seller; and (d) any other amendments or modifications that the Parties and Stanford negotiated and agreed upon. The Assignment and Assumption Agreement shall be signed by the Parties and Stanford and effective on the Closing Date.

ARTICLE 7
RESERVED

ARTICLE 8
INDEMNIFICATION; LIABILITY

Section 8.1            Indemnification by Seller. Subject to the terms and conditions of this Article 8, Seller hereby agrees to indemnify and defend Buyer and its Affiliates, and their respective officers, directors and employees (the “Buyer Indemnified Parties”) against, and agrees to hold them harmless from, any Losses to the extent such Losses arise from or in connection with the following:

(a)                any breach by Seller of any representation or warranty made by Seller under this Agreement;

(b)               any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement;

(c)                any taxes of Seller; and

(d)               any of the Excluded Liabilities.

Section 8.2            Indemnification by Buyer. Subject to the terms and conditions of this Article 8, Buyer hereby agrees to indemnify and defend Seller and its officers, directors and employees (the “Seller Indemnified Parties”) against, and agrees to hold them harmless from, any Losses to the extent such Losses arise from or in connection with the following:

(a)                any breach by Buyer of any representation or warranty made by Buyer under this Agreement;

(b)               any breach by Buyer of any of its covenants, agreements or obligations contained in this Agreement; and

(c)                any of the Assumed Liabilities.

Section 8.3            Certain Limitations. The aggregate amount of all Losses that may be recovered by the Buyer Indemnified Parties from Seller pursuant to all claims for indemnification under Section 8.1(d), for breaches of representations and/or warranties under Section 8.1(a) (other than with respect to (A) fraud and/or (B) Seller’s breach of any of the representations or warranties in Section 4.1 (“Organization; Authority; Execution and Delivery”), Section 4.3 (“Consents; No Violation, Etc.”) or Section 4.5 (“Title to Purchased Assets”) (collectively, the “Fundamental Representations”)), and the aggregate amount of all Losses that may be recovered by the Seller Indemnified Parties from Buyer pursuant to all claims for indemnification for breaches of representations and/or warranties under Section 8.2(a), shall not exceed, in each case, Two Million Four Hundred Forty-Five Thousand Dollars ($2,445,000.00) (the “Cap”). For the avoidance of doubt, the Cap shall not apply to either Party’s indemnity obligations under Section 8.1(b), Section 8.1(c), Section 8.2(b), or Section 8.2(c).

Section 8.4            Survival of Representations and Warranties. Except for the Fundamental Representations (which shall survive and remain in full force and effect at all times after the Closing Date), the representations and warranties set forth in Article 4 and Article 5 shall survive and remain in full force and effect until the date that is twenty-four (24) months after the Closing Date, and neither Seller nor Buyer will have Liability with respect to any such claim unless Buyer or Seller, as applicable, notifies the other of such a claim on or before such twenty-four (24) month date.

Section 8.5            Sole Remedy. Except in the event of fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims with respect to breaches of any representation or warranty stated in Article 4 or Article 5 shall be pursuant to the rights to indemnification set forth in this Article 8.

Section 8.6            Indemnity Procedures.

(a)                In order for an indemnified party under this Article 8 (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party will, within a reasonable period of time following the discovery of the matters giving rise to any Losses, notify its applicable insurer and the indemnifying party under this Article 8 (the “Indemnifying Party”) in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of the Losses and the amount of the Liability estimated to accrue therefrom; provided, however, that failure to give notification will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been actually prejudiced as a result of the failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within a reasonable period of time after the Indemnified Party’s receipt of such request, all information, records and documentation reasonably requested by the Indemnifying Party with respect to such Losses. The Indemnifying Party shall control all litigation reflecting to the indemnification, including without limitation choice of counsel, staffing, and all decisions to be made with the litigation.

(b)               If the indemnification sought pursuant hereto involves a claim made by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party will be entitled to participate in the defense of such Third Party Claim and, if it so chooses, to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the Parties hereto will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information, which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnifying Party will seek the approval of the Indemnified Party (not to be unreasonably withheld) to any settlement, compromise or discharge of such Third Party Claim the Indemnifying Party may recommend if, pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief will be imposed against the Indemnified Party or (ii) if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim with prejudice. Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent. The Indemnifying Party shall reimburse upon demand, all reasonable costs and expenses incurred by the Indemnified Party in cooperation with the defense or prosecution of the Third Party Claim. Except with the written consent of the Indemnifying Party, no settlement of any Third Party Claim shall be determinative of the amount of Losses relating to such matter or whether an Indemnified Party is entitled to indemnification hereunder.

ARTICLE 9
GENERAL PROVISIONS

Section 9.1            Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 9.2            Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given: (a) on the date delivered, if personally delivered, (b) on the date sent by facsimile with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery, or (d) upon receipt after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

if to Buyer, to:

Address:

Tonix Pharmaceuticals Holding Inc

509 Madison Avenue #1608

New York, NY 10022

Attn: Seth Lederman, M.D.

  Chief Executive Officer

with a copy to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Facsimile: (973) 597-2400

Attn: Michael J. Lerner, Esq.

if Seller, to:

Trigemina Holdings, Inc.

1036 Country Club Drive, Suite 200

Moraga, CA 94556

Attn: Michael Scaife, Ph.D.

Section 9.3            Headings. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.4            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order to ensure that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.5            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

Section 9.6            Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings both written and oral (including any letter of intent, memorandum of understanding electronic communicators, e-mail or term sheet), between the Parties with respect to the subject matter hereof. Except as specifically provided herein, this Agreements is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.7            Governing Law. This Agreement and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof.

Section 9.8            Jurisdiction; Venue, Service of Process. Buyer and Seller each agrees to irrevocably submit to the sole and exclusive jurisdiction of the state and federal courts located in New York County, New York for any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and hereby waives any objection to the laying of venue in such courts. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail or recognized international courier service to such Party’s address set forth in this Agreement shall be effective service of process.

Section 9.9            Publicity. Neither Party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other Party, provided, however, that Buyer may issue a press release about this transaction on or after the Closing Date. Notwithstanding the foregoing (a) either Party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such Party’s counsel may be required by any Government Rule or the rules of any stock exchange on which such Party’s or any of its Affiliates’ securities trade and (b) Buyer may publicize its development of the Compounds, the Nasal Delivery Technology and/or any resulting Products without approval from Seller.

Section 9.10        Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior, written consent of the other Party; provided, however, that notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement, without any obligation to obtain the other Party’s consent, to (i) any of its Affiliates or (ii) in connection with any merger, consolidation, sale of all or substantially all of the assets of such Party (or, in the case of Buyer, Buyer’s business related to the Product) or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve either Party of its responsibility for the performance of any obligation. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.11        Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by both Parties. Each Party may, by a signed written instrument, waive compliance by the other Party with any term or provision of this Agreement that such other Party was obligated to comply with or perform.

[Remainder of Page Intentionally Left Blank- Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

TONIX PHARMACEUTICALS, INC.	TRIGEMINA HOLDINGS, INC.

By:	By:

Name: Seth Lederman, M.D.	Name: Michael Scaife, Ph.D.

Title: Chief Executive Officer	Title: Chief Executive Officer

Executive Shareholders
(solely for the purposes of (Section 6.1)):

By:_________________________________

Name: Michael C. Scaife, Ph.D.

By:_________________________________

Name: Taylor Rooke

By:_________________________________

Name: Shashidhar Kori, M.D.

[Signature page to Asset Purchase Agreement]

EXHIBIT A
Certain Transferred Contracts

Stanford License

[***]

EXHIBIT B
Form of Lock-Up Agreement

Lock-Up Agreement

[●], 2020

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 1608

New York, New York 10022

Ladies and Gentlemen:

The undersigned understands that Trigemina Holdings, Inc. (“Trigemina”), a Delaware corporation, propose to enter into an Asset Purchase Agreement (the “Agreement”) with Tonix Pharmaceuticals, Inc. (“TPI”), a Delaware corporation and wholly owned subsidiary of Tonix Pharmaceuticals Holding Corp., a Nevada corporation (the “Company”), providing for the payment of Equity Consideration as set forth in the Agreement, the issuance of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

To induce TPI to enter into the Agreement, the undersigned hereby agrees that, without the prior written consent of the Company, the undersigned will not, during the period commencing on the date hereof and ending twelve (12) months after the date on which the Common Shares are issued to the undersigned with respect to the Equity Consideration (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares issued with respect to that Equity Consideration or any securities convertible into or exercisable or exchangeable for such Common Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with this lock-up agreement.

The undersigned understands that the Company and TPI are relying upon this lock-up agreement in proceeding toward execution of the Agreement. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Very truly yours,

(Name - Please Print)

(Signature)

(Name of Signatory, in the case of entities - Please Print)

(Title of Signatory, in the case of entities - Please Print)

Address:

[Signature page to Lock-Up Agreement]

EXHIBIT C

Form of Support Agreement

SHAREHOLDER VOTING AGREEMENT

THIS SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 11 2020, by and among Tonix Pharmaceuticals, Inc. (the “Company”), Tonix Pharmaceuticals Holding Corp. (the “Parent”) and Trigemina Holdings, Inc. (the “Stockholder”). Capitalized terms used herein but not defined shall have the meaning set forth in the Asset Purchase Agreement, as defined below.

RECITALS

A.       WHEREAS, concurrent herewith, Stockholder and Company are entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which Stockholder shall receive 2,000,000 shares of Parent’s common stock, $0.001 par value (the “Common Stock”);

B.       WHEREAS, as an inducement to enter into the Asset Purchase Agreement, and as one of the conditions to the consummation of the transactions contemplated by the Asset Purchase Agreement, the Stockholder has agreed to enter into this Agreement; and

C.       WHEREAS, Stockholder agrees to vote the shares of Common Stock (the “Shares”) over which Stockholder has voting power pursuant to the Asset Purchase Agreement as described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Agreement to Vote Shares.

(a)       From the date hereof until the Expiration Date (as defined below), at every meeting of the stockholders of Parent, and at every adjournment or postponement thereof, and on any action or approval by written consent of the stockholders of Parent, in each case, Stockholder (in its capacity as a stockholder) shall appear at the meeting or otherwise cause Stockholder’s Shares to be present for purposes of establishing a quorum and shall vote such Shares in favor of each matter proposed and recommended for approval by Parent’s management at such meeting.

(b)       If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of Stockholder’s Shares in the manner provided in Section 1(a).

2.       Representations and Warranties of Stockholder. Stockholder represents and warrants to Company and Parent that:

(a)       Stockholder has, and at all times will have, full legal power, authority and right to vote or to direct the voting of all Stockholder’s Shares then owned of record or beneficially by Stockholder as described in this Agreement, without the consent or approval of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, Stockholder has not and will not enter into any voting agreement (other than this Agreement) with any Person with respect to any of Stockholder’s Shares, has not and will not grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of Stockholder’s Shares, has not and will not deposit any of Stockholder’s Shares in a voting trust or enter into any arrangement or agreement with any Person limiting or affecting his legal power, authority or right to vote Stockholder’s Shares on any matter.

(b)       The execution and delivery of this Agreement and the performance by Stockholder of the covenants and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder (or any of its assets) is bound.

3.       Termination. This Agreement shall terminate on the date (the “Expiration Date”) that is the earlier of (i) fifteen (15) years after the date of this Agreement or (ii) the date when Stockholder no longer owns any Shares of Parent, provided that the Company may, at its sole discretion, extend the period specified in Section 3(i) prior to the Expiration Date by giving notice to Stockholder at any time within the two (2) year period prior to the expiration of such period. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from Liability for any breach of this Agreement prior to such termination.

4.       Miscellaneous Provisions.

(a)       Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Stockholder, the Company and Parent.

(b)       Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(c)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of that state and federal courts located in New York for any action, dispute or proceeding arising out of this Agreement.

(d)       Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. This Agreement and all the provisions hereof may not be assigned by Stockholder or the Company or Parent without the prior written consent of each party. Stockholder is free to transfer its Shares, but any transferee of Stockholder’s Shares must enter into a joinder to this Agreement (no joinder is required if such Shares are transferred in anonymous open market trading in ordinary brokerage transactions that are not pre-arranged or pre-solicited).

(e)       No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)       Specific Performance; Injunctive Relief. Stockholder acknowledges that the Company or Parent may be irreparably harmed and that there may be no adequate remedy at law for a breach of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company or Parent upon any such breach, the Company or Parent, or both of them, shall have the right to seek specific performance, injunctive relief or any other remedies available to such party at law or in equity.

(h)       Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a):

(i)	If to the Company:

Tonix Pharmaceuticals, Inc.

509 Madison Ave.

Suite 1608

New York, NY 10020

Attn: Seth Lederman, MD – Chief Executive Officer

(ii)	If to Parent:

Tonix Pharmaceuticals Holding Corp.

509 Madison Ave.

Suite 1608

New York, NY 10020

Attn: Seth Lederman, MD – Chief Executive Officer

with a copy (which shall not constitute notice) to:

Lowenstein Sandler, LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn: Michael J. Lerner

E-Mail: mlerner@lowenstein.com

Facsimile No.: +1 973-597-6395

(iii)	If to Stockholder:

TRIGEMINA, INC.

1036 Country Club Drive, Suite 200

Moraga, CA 94556

Attention: Michael Scaife, Ph.D.

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 6(h). Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(i)       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(j)       Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

TONIX PHARMACEUTICALS, INC.

By:
Name: Seth Lederman
Title: President & Chief Executive Officer

PARENT:

TONIX PHARMACEUTICALS HOLDING CORP.

By:
Name: Seth Lederman
Title: President & Chief Executive Officer

STOCKHOLDER:

TRIGEMINA HOLDINGS, INC.

By:
Name: Michael Scaife, Ph.D.
Title: Chief Executive Officer